Exhibit 99.1

News Release

Investor Contact:	Media Contact:
Andrew Hedberg (651) 250-2185	Nigel Glennie (651) 250-2576
Andrew Pearson (651) 250-3654

ECOLAB DELIVERS ANOTHER STRONG QUARTER OF DOUBLE-DIGIT EPS GROWTH

REPORTED DILUTED EPS $1.84; ADJUSTED DILUTED EPS $1.89, +13%

MAINTAINS 2025 ADJUSTED DILUTED EPS OUTLOOK: $7.42 - $7.62, +12% - 15%

SECOND QUARTER HIGHLIGHTS

●	Ecolab delivered another strong quarter of double-digit EPS growth, consistent with expectations. This superior performance was fueled by continued value pricing, volume growth, and productivity improvements.
●	Reported sales $4.0 billion, +1%, including a 2% unfavorable impact from the sale of the global surgical solutions business.
●	Organic sales +3%, led by continued strong growth in the Institutional & Specialty, Pest Elimination, and Life Sciences segments. As expected, Water delivered solid gains as accelerating growth in Food & Beverage and double-digit growth in Global High-Tech more than offset soft end-market trends in Paper and Basic Industries.
●	Reported operating income margin 17.6%. Organic operating income margin 18.3%, +170 bps as value pricing and improved productivity more than offset growth-oriented investments in the business.
●	Reported diluted EPS $1.84, +8%. Adjusted diluted EPS, excluding special gains and charges and discrete tax items were $1.89, +13%.

OUTLOOK

●	2025: Continue to expect 2025 adjusted diluted EPS in the $7.42 to $7.62 range, +12% to 15%. The company expects to overcome the unpredictable operating environment through strong new business wins, value and surcharge pricing, and improved productivity.
●	3Q 2025: Expect third quarter 2025 adjusted diluted EPS in the $2.02 to $2.12 range, +10% to 16%.

	Second Quarter Ended June 30
	Reported			Adjusted
(unaudited)	Public Currency Rates		%	Public Currency Rates		%
(millions, except per share)	2025	2024	Change	2025	2024	Change
Net sales	$4,025.2	$3,985.8	1%	$4,025.2	$3,985.8	1%
Operating income	710.1	656.9	8%	737.2	669.8	10%
Net income attributable to Ecolab	524.2	490.9	7%	539.8	481.5	12%

Diluted earnings per share attributable to Ecolab	$1.84	$1.71	8%	$1.89	$1.68	13%

	Organic		%
	2025	2024	Change
Net sales	$3,882.4	$3,775.0	3%
Operating income	711.3	625.5	14%

ST. PAUL, Minn., July 29, 2025

CEO Comment

Christophe Beck, Ecolab’s chairman and chief executive officer, said, “The Ecolab team executed very well to deliver another strong quarter of double-digit earnings growth. Our Institutional & Specialty and Global Water segments delivered solid growth, outperforming end-market trends as we benefited from share gains supported by the One Ecolab growth strategy, breakthrough innovation, and strong value pricing.  Our growth engines, which include Life Sciences, Pest Elimination, Global High-Tech and Ecolab Digital, collectively grew sales double digits, with very strong operating income growth. All of this, combined with SG&A leverage enabled by our digital capabilities, drove continued robust operating income margin expansion.

“In the second half of the year, we expect to continue to deliver 12-15% earnings growth. While the macroeconomic environment remains unpredictable, we are confident in our growth drivers and our ability to execute. Our focus remains on driving further share gains, value pricing, and fueling our growth engines, which are accretive to our growth and margin profile. Ecolab’s fundamentals are strong, and we remain very well positioned to deliver exceptional value for customers and superior returns for shareholders in 2025 and beyond.”

Second Quarter 2025 Consolidated Results

Ecolab’s second quarter reported sales increased 1%, including a 2% unfavorable impact from the sale of the global surgical solutions business. Organic sales increased 3% when compared to the prior year. Ecolab Digital sales grew 29% to $95 million, with growth accelerating across both software and enabling hardware subscriptions.

Second quarter 2025 reported operating income increased 8% including the impact of special gains and charges, which were a net charge primarily related to One Ecolab. Organic operating income increased 14%, as value pricing and improved productivity more than offset growth-oriented investments in the business.

Reported other income in the second quarter of 2025 was stable. Reported net interest expense decreased $16 million reflecting lower interest expense due to lower interest rates and higher cash balances.

The reported income tax rate for the second quarter of 2025 was 19.9% compared with the reported rate of 16.2% in the second quarter of 2024. Excluding special gains and charges and discrete tax items, the adjusted tax rate for the second quarter of 2025 was 20.8% compared with the adjusted tax rate of 19.5% in the second quarter of 2024. The higher adjusted tax rate reflected changes in geographic income mix.

Reported net income increased 7% versus the prior year. Excluding the impact of special gains and charges and discrete tax items, adjusted net income increased 12% versus the prior year.

Reported diluted earnings per share increased 8% versus the prior year. Adjusted diluted earnings per share increased 13% when compared against the second quarter of 2024.

Currency translation had a $0.01 favorable impact on earnings per share in the second quarter of 2025.

Ecolab repurchased approximately 150,000 shares of its common stock during the second quarter of 2025.

Second Quarter 2025 Segment Review

Global Water

(unaudited)	Second Quarter Ended June 30			Organic
(millions)	2025	2024	% Change	% Change

Fixed currency
Sales	$1,908.5	$1,863.2	2%	2%
Operating income	306.3	288.6	6%	6%
Operating income margin	16.0%	15.5%
Organic operating income margin	16.1%	15.5%

Public currency
Sales	$1,977.3	$1,936.1	2%
Operating income	320.6	304.2	5%

The Global Water segment includes Light and Heavy, Food & Beverage, and Paper

Fixed currency and organic sales both increased 2%, reflecting accelerating Food & Beverage sales growth and continued solid growth in Light & Heavy, which was partially offset by lower Paper sales. Light & Heavy’s growth was led by continued double-digit growth in Global High-Tech and solid gains in Manufacturing and Downstream, which more than offset slightly lower sales in Basic Industries. Good new business gains in Food & Beverage, which leveraged our One Ecolab growth strategy, helped to accelerate sales growth. Lower Paper sales reflected good new business wins that were offset by softer customer production rates. Organic operating income increased 6% as value pricing and improved productivity overcame impacts from unfavorable mix and higher supply chain costs.

Global Institutional & Specialty

(unaudited)	Second Quarter Ended June 30			Organic
(millions)	2025	2024	% Change	% Change

Fixed currency
Sales	$1,511.7	$1,548.1	(2)%	4%
Operating income	359.4	329.5	9%	16%
Operating income margin	23.8%	21.3%
Organic operating income margin	23.8%	21.2%

Public currency
Sales	$1,544.6	$1,577.8	(2)%
Operating income	365.3	335.3	9%

Fixed currency sales declined 2% due to the sale of the global surgical solutions business last year. As expected, organic sales grew 4%. Within Institutional, mid-single digit growth in sales to hospitality customers was partially offset by modestly lower sales to hospitals. Specialty delivered strong underlying sales growth, which was partially offset by an unfavorable impact from previously disclosed non-strategic, low margin business exits. Both the Institutional and Specialty businesses drove strong new business wins and continued value pricing, significantly outperforming end market trends. Organic operating income increased 16%, as strong sales growth, lower supply chain costs, and improved productivity overcame investments in the business.

Global Pest Elimination

(unaudited)	Second Quarter Ended June 30			Organic
(millions)	2025	2024	% Change	% Change

Fixed currency
Sales	$311.3	$290.2	7%	6%
Operating income	61.2	60.0	2%	1%
Operating income margin	19.7%	20.7%
Organic operating income margin	19.7%	20.7%

Public currency
Sales	$317.4	$295.7	7%
Operating income	62.2	61.1	2%

Fixed currency sales increased 7%, reflecting 6% organic growth and a 1% benefit from attractive, targeted acquisitions in North America. Improved organic sales growth was led by good gains in food & beverage, restaurants, healthcare, and food retail, which continue to benefit from our One Ecolab growth strategy. Organic operating income increased slightly as strong sales growth was largely offset by growth-oriented investments as the business shifts to pest intelligence, and the comparison to very strong 20% growth last year. As expected, organic operating income margin expanded sequentially to nearly 20%.

Global Life Sciences

(unaudited)	Second Quarter Ended June 30			Organic
(millions)	2025	2024	% Change	% Change

Fixed currency
Sales	$176.7	$169.8	4%	4%
Operating income	34.8	17.0	105%	105%
Operating income margin	19.7%	10.0%
Organic operating income margin	19.7%	10.0%

Public currency
Sales	$185.9	$176.2	6%
Operating income	38.0	18.8	102%

Fixed currency and organic sales growth both remained solid at 4% as continued robust growth in bioprocessing and pharmaceutical & personal care more than offset softer industrial water purification sales. Performance reflects our continued investments in breakthrough innovation, global capabilities, and capacity to capitalize on this very attractive, long-term growth opportunity. Organic operating income increased X%, driven by solid sales growth, lower supply chain costs and softer prior year comparisons. W

Fixed currency and organic sales growth both remained solid at 4% as double-digit growth in bioprocessing and pharmaceutical & personal care more than offset softer industrial water purification sales, which was constrained by production limitations. Organic operating income increased 105%, driven by lower supply chain costs, solid sales growth, and comparisons to softer performance last year. We expect Life Sciences’ organic operating income margin to be in the mid-teens in the second half of this year as we continue to invest in breakthrough innovation, global capabilities, and capacity to capitalize on this high-growth, high-margin opportunity.

Corporate

(unaudited)	Second Quarter Ended June 30
(millions)	2025	2024

Public currency
Corporate operating expense
Nalco and Purolite amortization	$48.9	$49.6
Special (gains) and charges	27.1	12.9
Total Corporate operating expense	$76.0	$62.5

Second quarter of 2025 corporate segment includes:

●	amortization expense of $27 million related to the Nalco merger intangible assets and $22 million related to Purolite acquisition intangible assets
●	special gains and charges were a net charge of $27 million, primarily related to One Ecolab

Special gains and charges for the second quarter of 2024 impacting operating expense were a net charge of $13 million primarily related to restructuring and professional service fees associated with the sale of our global surgical solutions business.

Business Outlook

2025

Secular growth trends in water, hygiene, infection prevention, and digital technologies continue to fuel resilient, long-term demand for Ecolab’s innovative technologies and services. Strong momentum in Ecolab’s growth engines, which include Life Sciences, Pest Elimination, Global High-Tech and Ecolab Digital, is expected to continue. Ecolab’s investments in these areas position the company well to capture these attractive long-term growth opportunities.

In the near-term, the global operating environment remains unpredictable, characterized by constantly evolving end-market demand and impacts from geopolitics and evolving international trade policy. Importantly, with these current macroeconomic assumptions, Ecolab’s expectations for 2025 earnings remain unchanged. The company has made proactive and strategically consistent adjustments to its delivery path, overcoming the unpredictable operating environment. Ecolab expects to outperform its end markets by converting strong new business wins, which leverage the company’s One Ecolab growth strategy and its record innovation pipeline. The company is also well prepared to manage through the dynamic international trade environment given the strength of Ecolab’s world class supply chain, its ‘local for local’ production model, and its recently implemented trade surcharge.

As a result, Ecolab continues to expect full year 2025 adjusted diluted earnings per share in the $7.42 to $7.62 range, rising 12% to 15% compared with adjusted diluted earnings per share of $6.65 in 2024.

Consistent with prior expectations, the company currently anticipates quantifiable special charges in 2025 to be approximately $0.25 to $0.30 per share, principally related to restructuring charges. Other than the special gains and charges noted above, other such amounts are not currently quantifiable.

2025 – Third Quarter

Ecolab expects third quarter 2025 adjusted diluted earnings per share in the $2.02 to $2.12 range, rising 10% to 16% compared with adjusted diluted earnings per share of $1.83 a year ago.

The company currently expects quantifiable special charges in the third quarter of 2025 to be $0.06 per share, principally related to restructuring charges. Other than the special gains and charges noted above, other such amounts are not currently quantifiable.

About Ecolab

A trusted partner for millions of customers, Ecolab (NYSE:ECL) is a global sustainability leader offering water, hygiene and infection prevention solutions and services that protect people and the resources vital to life. Building on more than a century of innovation, Ecolab has annual sales of $16 billion, employs approximately 48,000 associates and operates in more than 170 countries around the world. The company delivers comprehensive science-based solutions, data-driven insights and world-class service to advance food safety, maintain clean and safe environments, and optimize water and energy use. Ecolab’s innovative solutions improve operational efficiencies and sustainability for customers in the food, healthcare, high-tech, life sciences, hospitality and industrial markets. www.ecolab.com

Ecolab will host a live webcast to review the second quarter earnings announcement today at 1:00 p.m. Eastern Time. The webcast, along with related materials, will be available to the public on Ecolab's website at www.ecolab.com/investor. A replay of the webcast and related materials will be available at that site.

Cautionary Statements Regarding Forward-Looking Information

This news release contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding macroeconomic conditions and our financial and business performance and prospects, including sales, earnings, special gains and charges, raw material costs, margins, pricing, currency translation, productivity, investments and new business. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this news release. In particular, the ultimate results of any restructuring initiative depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC"), and include the impact of economic factors such as the worldwide economy, interest rates, foreign currency risk, reduced sales and earnings in our international operations resulting from the weakening of local currencies versus the U.S. dollar, demand uncertainty, supply chain challenges and inflation; the vitality of the markets we serve; exposure to global economic, political and legal risks related to our international operations, including international trade policies, geopolitical instability and the escalation of armed conflicts; our ability to successfully execute organizational change and management transitions; information technology infrastructure failures or breaches in data security; difficulty in procuring raw materials or fluctuations in raw material costs; our increasing reliance on artificial intelligence technologies in our products, services and operations; the occurrence of severe public health outbreaks not limited to COVID-19; our ability to acquire complementary businesses and to effectively integrate such businesses; our ability to execute key business initiatives; our ability to successfully compete with respect to value, innovation and customer support; pressure on operations from consolidation of customers or vendors; restraints on pricing flexibility due to contractual obligations and our ability to meet our contractual commitments; the costs and effects of complying with laws and regulations, including those relating to the environment, climate change standards, and to the manufacture, storage, distribution, sale and use of our products, as well as to the conduct of our business generally, including labor and employment and anti-corruption; potential chemical spill or release; potential to incur significant tax liabilities or indemnification liabilities relating to the separation and split-off of our ChampionX business; the occurrence of litigation or claims, including class action lawsuits; the loss or insolvency of a major customer or distributor; repeated or prolonged government and/or business shutdowns or similar events; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; our commitments, goals, targets, objectives and initiatives related to sustainability, and our public statements and disclosures regarding them; changes in tax laws and unanticipated tax liabilities; potential loss of deferred tax assets; our indebtedness, and any failure to comply with covenants that apply to our indebtedness; potential losses arising from the impairment of goodwill or other assets; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”).

These non-GAAP financial measures include:

●	fixed currency sales
●	organic sales
●	adjusted cost of sales
●	adjusted gross profit
●	adjusted gross margin
●	fixed currency operating income
●	fixed currency operating income margin
●	adjusted operating income

●	adjusted fixed currency operating income
●	adjusted fixed currency operating income margin
●	organic operating income
●	organic operating income margin
●	adjusted tax rate
●	adjusted net income attributable to Ecolab
●	adjusted diluted earnings per share
●	free cash flow

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measures for adjusted cost of sales, adjusted gross margin, adjusted gross profit and adjusted operating income exclude the impact of special (gains) and charges and our non-GAAP financial measures for adjusted tax rate, adjusted net income attributable to Ecolab and adjusted diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2025. We also provide our segment results based on public currency rates for informational purposes.

Our reportable segments do not include the impact of intangible asset amortization from the Nalco and Purolite transactions or the impact of special (gains) and charges as these are not allocated to the Company’s reportable segments.

Our non-GAAP financial measures for organic sales, organic operating income and organic operating income margin are at fixed currency and exclude the impact of special (gains) and charges, the results of our acquired businesses from the first twelve months post acquisition and the results of divested businesses from the twelve months prior to divestiture. Further, due to the sale of the global surgical solutions business on August 1, 2024, we have excluded the results of the business for the six-month period ended June 30, 2024 from these organic measures to remain comparable to the corresponding period in 2025. In addition, as part of the separation of ChampionX in 2020, we continue to provide certain products to ChampionX, which are recorded in product and equipment sales in the Global Water segment along with the related cost of sales. These transactions are removed from the consolidated results as part of the calculation of the impact of acquisitions and divestitures.

We define free cash flow as net cash provided by operating activities less cash outlays for capital expenditures. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. It should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. We believe free cash flow is meaningful to investors as it functions as a useful measure of performance and we use this measure as an indication of the strength of the Company and its ability to generate cash.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in this news release.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this news release) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Second Quarter Ended			Six Months Ended
	June 30%			June 30%
(millions, except per share)	2025	2024	Change	2025	2024	Change

Product and equipment sales	$3,156.8	$3,173.1		$6,058.7	$6,159.6
Service and lease sales	868.4	812.7		1,661.5	1,578.1
Net sales	4,025.2	3,985.8	1%	7,720.2	7,737.7	0%
Product and equipment cost of sales	1,728.4	1,770.6		3,333.8	3,449.8
Service and lease cost of sales	494.4	470.4		949.2	919.3
Cost of sales (1)	2,222.8	2,241.0	(1)%	4,283.0	4,369.1	(2)%
Selling, general and administrative expenses	1,067.7	1,075.7	(1)%	2,117.7	2,153.4	(2)%
Special (gains) and charges (1)	24.6	12.2		54.1	40.4
Operating income	710.1	656.9	8%	1,265.4	1,174.8	8%
Other (income) expense	(13.0)	(12.6)	3%	(26.0)	(25.2)	3%
Interest expense, net	63.2	78.8	(20)%	121.5	150.4	(19)%
Income before income taxes	659.9	590.7	12%	1,169.9	1,049.6	11%
Provision for income taxes	131.4	95.7	37%	234.9	138.0	70%
Net income including noncontrolling interest	528.5	495.0	7%	935.0	911.6	3%
Net income attributable to noncontrolling interest	4.3	4.1		8.3	8.6
Net income attributable to Ecolab	$524.2	$490.9	7%	$926.7	$903.0	3%

Earnings attributable to Ecolab per common share
Basic	$1.85	$1.72	8%	$3.27	$3.17	3%
Diluted	$1.84	$1.71	8%	$3.25	$3.14	4%

Weighted-average common shares outstanding
Basic	283.5	284.6	0%	283.4	285.2	(1)%
Diluted	285.4	287.0	(1)%	285.4	287.4	(1)%

(1) Cost of sales and Special (gains) and charges in the Consolidated Statement of Income above include the following:

	Second Quarter Ended			Six Months Ended
	June 30			June 30
(millions)	2025	2024		2025	2024

Cost of sales
One Ecolab	$2.5	$ -		$7.3	$ -
Other restructuring	-	0.7		-	2.3
Subtotal (a)	2.5	0.7		7.3	2.3

Special (gains) and charges
One Ecolab	26.5	-		65.9	-
Other restructuring	(12.0)	6.9		(12.0)	25.0
Sale of global surgical solutions business	0.8	7.3		2.4	13.3
Acquisition and integration activities	7.3	2.3		8.8	4.8
Other	2.0	(4.3)		(11.0)	(2.7)
Subtotal	24.6	12.2		54.1	40.4

Total special (gains) and charges	$27.1	$12.9		$61.4	$42.7

(a) Special charges of $2.5 million and $0.7 million in the second quarter of 2025 and 2024, respectively, and $7.3 million and $2.3 million for the first six months of 2025 and 2024, respectively, were recorded in product and equipment cost of sales.

ECOLAB INC.

REPORTABLE SEGMENT INFORMATION

(unaudited)

	Second Quarter Ended June 30
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2025	2024	Change	2025	2024	Change
Net Sales
Global Water	$1,908.5	$1,863.2	2%	$1,977.3	$1,936.1	2%
Global Institutional & Specialty	1,511.7	1,548.1	(2)%	1,544.6	1,577.8	(2)%
Global Pest Elimination	311.3	290.2	7%	317.4	295.7	7%
Global Life Sciences	176.7	169.8	4%	185.9	176.2	6%
Subtotal at fixed currency rates	3,908.2	3,871.3	1%	4,025.2	3,985.8	1%
Currency impact	117.0	114.5	*	-	-	*
Consolidated reported GAAP net sales	$4,025.2	$3,985.8	1%	$4,025.2	$3,985.8	1%

Operating Income (loss)
Global Water	$306.3	$288.6	6%	$320.6	$304.2	5%
Global Institutional & Specialty	359.4	329.5	9%	365.3	335.3	9%
Global Pest Elimination	61.2	60.0	2%	62.2	61.1	2%
Global Life Sciences	34.8	17.0	105%	38.0	18.8	102%
Corporate	(75.0)	(61.9)	*	(76.0)	(62.5)	*
Subtotal at fixed currency rates	686.7	633.2	8%	710.1	656.9	8%
Currency impact	23.4	23.7	*	-	-	*
Consolidated reported GAAP operating income	$710.1	$656.9	8%	$710.1	$656.9	8%

	Six Months Ended June 30
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2025	2024	Change	2025	2024	Change
Net Sales
Global Water	$3,709.0	$3,618.2	3%	$3,803.7	$3,775.0	1%
Global Institutional & Specialty	2,918.2	2,995.0	(3)%	2,962.6	3,058.0	(3)%
Global Pest Elimination	589.4	550.5	7%	598.0	561.8	6%
Global Life Sciences	343.7	329.1	4%	355.9	342.9	4%
Subtotal at fixed currency rates	7,560.3	7,492.8	1%	7,720.2	7,737.7	0%
Currency impact	159.9	244.9	*	-	-	*
Consolidated reported GAAP net sales	$7,720.2	$7,737.7	0%	$7,720.2	$7,737.7	0%

Operating Income (loss)
Global Water	$566.3	$532.2	6%	$585.7	$568.1	3%
Global Institutional & Specialty	658.0	586.9	12%	665.9	599.3	11%
Global Pest Elimination	107.3	106.5	1%	108.7	108.6	0%
Global Life Sciences	60.0	36.3	65%	64.2	40.8	57%
Corporate	(157.5)	(140.7)	*	(159.1)	(142.0)	*
Subtotal at fixed currency rates	1,234.1	1,121.2	10%	1,265.4	1,174.8	8%
Currency impact	31.3	53.6	*	-	-	*
Consolidated reported GAAP operating income	$1,265.4	$1,174.8	8%	$1,265.4	$1,174.8	8%

* Not meaningful.

As shown in the “Fixed Currency Rates” tables above, we evaluate the performance of our international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Amounts shown in the “Public Currency Rates” tables above reflect amounts translated at actual public average rates of exchange prevailing during the corresponding period and are provided for informational purposes. The difference between the fixed currency exchange rates and the public currency exchange rates is reported as “Currency impact” in the “Fixed Currency Rates” tables above.

The Corporate segment includes amortization from the Nalco and Purolite transactions intangible assets. The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

ECOLAB INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	June 30	December 31	June 30
(millions)	2025	2024	2024
Assets
Current assets
Cash and cash equivalents	$1,920.9	$1,256.8	$384.0
Accounts receivable, net	3,058.9	2,865.0	2,876.3
Inventories	1,569.4	1,464.9	1,505.9
Assets held for sale	-	-	565.6
Other current assets	526.6	439.0	420.5
Total current assets	7,075.8	6,025.7	5,752.3

Property, plant and equipment, net	3,938.8	3,752.4	3,416.9
Goodwill	8,047.2	7,907.3	7,821.9
Other intangible assets, net	3,197.1	3,308.8	3,334.0
Operating lease assets	762.8	723.2	573.0
Other assets	714.3	670.4	563.7
Total assets	$23,736.0	$22,387.8	$21,461.8

Liabilities and Equity
Current liabilities
Short-term debt	$688.5	$615.7	$5.9
Accounts payable	1,883.5	1,810.0	1,690.7
Compensation and benefits	548.1	727.4	540.5
Income taxes	198.6	127.0	137.2
Liabilities held for sale	-	-	62.5
Other current liabilities	1,589.8	1,512.7	1,410.8
Total current liabilities	4,908.5	4,792.8	3,847.6

Long-term debt	7,522.2	6,949.2	7,538.8
Pension and postretirement benefits	617.1	634.9	627.1
Deferred income taxes	179.8	280.0	290.7
Operating lease liabilities	600.6	575.5	438.6
Other liabilities	557.2	366.2	411.1
Total liabilities	14,385.4	13,598.6	13,153.9

Equity
Common stock	368.8	367.8	367.1
Additional paid-in capital	7,372.3	7,159.6	7,002.1
Retained earnings	12,075.1	11,517.1	10,653.3
Accumulated other comprehensive loss	(2,003.3)	(1,982.0)	(1,899.4)
Treasury stock	(8,492.6)	(8,305.2)	(7,835.7)
Total Ecolab shareholders’ equity	9,320.3	8,757.3	8,287.4
Noncontrolling interest	30.3	31.9	20.5
Total equity	9,350.6	8,789.2	8,307.9
Total liabilities and equity	$23,736.0	$22,387.8	$21,461.8

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Second Quarter Ended		Six Months Ended
	June 30		June 30
(millions, except percent and per share)	2025	2024	2025	2024

Net sales
Reported GAAP net sales	$4,025.2	$3,985.8	$7,720.2	$7,737.7
Effect of foreign currency translation	(117.0)	(114.5)	(159.9)	(244.9)
Non-GAAP fixed currency sales	3,908.2	3,871.3	7,560.3	7,492.8
Effect of acquisitions and divestitures	(25.8)	(96.3)	(51.9)	(199.6)
Non-GAAP organic sales	$3,882.4	$3,775.0	$7,508.4	$7,293.2

Cost of sales
Reported GAAP cost of sales	$2,222.8	$2,241.0	$4,283.0	$4,369.1
Special (gains) and charges	2.5	0.7	7.3	2.3
Non-GAAP adjusted cost of sales	$2,220.3	$2,240.3	$4,275.7	$4,366.8

Gross profit
Reported GAAP gross profit	$1,802.4	$1,744.8	$3,437.2	$3,368.6
Special (gains) and charges	2.5	0.7	7.3	2.3
Non-GAAP adjusted gross profit	$1,804.9	$1,745.5	$3,444.5	$3,370.9

Gross margin
Reported GAAP gross margin	44.8%	43.8%	44.5%	43.5%
Non-GAAP adjusted gross margin	44.8%	43.8%	44.6%	43.6%

Operating income
Reported GAAP operating income	$710.1	$656.9	$1,265.4	$1,174.8
Special (gains) and charges at public currency rates	27.1	12.9	61.4	42.7
Non-GAAP adjusted operating income	737.2	669.8	1,326.8	1,217.5
Effect of foreign currency translation	(23.8)	(23.8)	(32.0)	(53.6)
Non-GAAP adjusted fixed currency operating income	713.4	646.0	1,294.8	1,163.9
Effect of acquisitions and divestitures	(2.1)	(20.5)	(4.2)	(41.8)
Non-GAAP organic operating income	$711.3	$625.5	$1,290.6	$1,122.1

Operating income margin
Reported GAAP operating income margin	17.6%	16.5%	16.4%	15.2%
Non-GAAP adjusted fixed currency operating income margin	18.3%	16.7%	17.1%	15.5%
Non-GAAP organic operating income margin	18.3%	16.6%	17.2%	15.4%

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Second Quarter Ended		Six Months Ended
	June 30		June 30
(millions, except percent and per share)	2025	2024	2025	2024
Net Income attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$524.2	$490.9	$926.7	$903.0
Special (gains) and charges, after tax	20.6	0.9	45.7	24.0
Discrete tax net expense (benefit)	(5.0)	(10.3)	(5.5)	(58.5)
Non-GAAP adjusted net income attributable to Ecolab	$539.8	$481.5	$966.9	$868.5

Diluted EPS attributable to Ecolab
Reported GAAP diluted EPS	$1.84	$1.71	$3.25	$3.14
Special (gains) and charges, after tax	0.07	-	0.16	0.08
Discrete tax net expense (benefit)	(0.02)	(0.03)	(0.02)	(0.20)
Non-GAAP adjusted diluted EPS	$1.89	$1.68	$3.39	$3.02

Provision for Income Taxes
Reported GAAP tax rate	19.9%	16.2%	20.1%	13.1%
Special gains and charges	0.2	1.6	0.3	1.2
Discrete tax items	0.7	1.7	0.4	5.4
Non-GAAP adjusted tax rate	20.8%	19.5%	20.8%	19.7%

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Second Quarter Ended June 30
	2025			2024
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Organic	Fixed Currency	Impact of Acquisitions and Divestitures	Organic
Net Sales
Global Water	$1,908.5	($22.2)	$1,886.3	$1,863.2	($7.8)	$1,855.4
Global Institutional & Specialty	1,511.7	(0.4)	1,511.3	1,548.1	(88.5)	1,459.6
Global Pest Elimination	311.3	(3.2)	308.1	290.2	-	290.2
Global Life Sciences	176.7	-	176.7	169.8	-	169.8
Subtotal at fixed currency rates	3,908.2	(25.8)	3,882.4	3,871.3	(96.3)	3,775.0
Currency impact	117.0			114.5
Consolidated reported GAAP net sales	$4,025.2			$3,985.8

Operating Income (loss)
Global Water	$306.3	($1.9)	$304.4	$288.6	($0.6)	$288.0
Global Institutional & Specialty	359.4	0.2	359.6	329.5	(19.9)	309.6
Global Pest Elimination	61.2	(0.4)	60.8	60.0	-	60.0
Global Life Sciences	34.8	-	34.8	17.0	-	17.0
Corporate	(48.3)	-	(48.3)	(49.1)	-	(49.1)
Subtotal at fixed currency rates	713.4	(2.1)	711.3	646.0	(20.5)	625.5
Special (gains) and charges at fixed currency rates	26.7			12.8
Reported OI at fixed currency rates	686.7			633.2
Currency impact	23.4			23.7
Consolidated reported GAAP operating income	$710.1			$656.9

	Six Months Ended June 30
	2025			2024
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Organic	Fixed Currency	Impact of Acquisitions and Divestitures	Organic
Net Sales
Global Water	$3,709.0	($43.5)	$3,665.5	$3,618.2	($19.6)	$3,598.6
Global Institutional & Specialty	2,918.2	(0.8)	2,917.4	2,995.0	(180.0)	2,815.0
Global Pest Elimination	589.4	(7.6)	581.8	550.5	-	550.5
Global Life Sciences	343.7	-	343.7	329.1	-	329.1
Subtotal at fixed currency rates	7,560.3	(51.9)	7,508.4	7,492.8	(199.6)	7,293.2
Currency impact	159.9			244.9
Consolidated reported GAAP net sales	$7,720.2			$7,737.7

Operating Income (loss)
Global Water	$566.3	($4.0)	$562.3	$532.2	$0.7	$532.9
Global Institutional & Specialty	658.0	0.2	658.2	586.9	(42.5)	544.4
Global Pest Elimination	107.3	(0.4)	106.9	106.5	-	106.5
Global Life Sciences	60.0	-	60.0	36.3	-	36.3
Corporate	(96.8)	-	(96.8)	(98.0)	-	(98.0)
Subtotal at fixed currency rates	1,294.8	(4.2)	1,290.6	1,163.9	(41.8)	1,122.1
Special (gains) and charges at fixed currency rates	60.7			42.7
Reported OI at fixed currency rates	1,234.1			1,121.2
Currency impact	31.3			53.6
Consolidated reported GAAP operating income	$1,265.4			$1,174.8

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2024	2024	2024	2024	2024	2024	2024
Diluted earnings per share, as reported (U.S. GAAP)	$1.43	$1.71	$3.14	$2.58	$5.72	$1.66	$7.37
Adjustments:
Special (gains) and charges (1)	0.08	0.00	0.08	(0.81)	(0.72)	0.28	(0.44)
Discrete tax expense (benefits) (2)	(0.17)	(0.03)	(0.20)	0.06	(0.15)	(0.13)	(0.28)
Adjusted diluted earnings per share (Non-GAAP)	$1.34	$1.68	$3.02	$1.83	$4.85	$1.81	$6.65

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2025	2025	2025	2025	2025	2025	2025
Diluted earnings per share, as reported (U.S. GAAP)	$1.41	$1.84	$3.25
Adjustments:
Special (gains) and charges (3)	0.09	0.07	0.16
Discrete tax expense (benefits) (4)	0.00	(0.02)	(0.02)
Adjusted diluted earnings per share (Non-GAAP)	$1.50	$1.89	$3.39	$0.00	$0.00	$0.00	$0.00

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2024 includes $23.1 million, $0.9 million, ($230.3) million and $79.6 million, net of tax, in the first, second, third and fourth quarters, respectively. These charges were primarily related to restructuring and the gain on the sale of our global surgical solutions business.

(2) Discrete tax expenses (benefits) for 2024 includes ($48.2) million, ($10.3) million, $15.8 million and ($35.9) million in the first, second, third and fourth quarters, respectively. These expenses (benefits) are primarily associated with capital losses, additional basis of foreign intangible assets and other discrete expenses (benefits).

(3) Special (gains) and charges for 2025 includes charges of $25.1 million and $20.6 million, net of tax, in the first and second quarters, respectively. These charges were primarily related to One Ecolab.

(4) Discrete tax expenses (benefits) for 2025 includes ($0.5) million and ($5.0) million in the first and second quarters, respectively. These expenses (benefits) are primarily associated with share-based compensation excess tax benefits and other discrete expenses (benefits).